Exhibit 10.1

Intermediary Services Cooperation Agreement

Contract No.: HSFW201612-001

This Intermediary Services Cooperation Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between the following parties on December 22, 2016 based on the principles of honesty, credibility, equality, and voluntariness. Both parties shall abide by the Agreement.

Party A: Qianhai Hengsheng (Shenzhen) Commercial Factoring Co., Ltd

Mailing Address: Room 201, Building A, 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone, Shenzhen (an occupier at Qianhai Business Secretary Co., Ltd., Shenzhen)

Party B: Shanghai Fendan Information Technology Co., Ltd

Mailing Address: Room 296-13, Building 3, 2111 Beiyan Highway, Chongming District, Shanghai (Chongming Forest Tourism Park, Shanghai)

Article 1 Basic Information of the Parties

1. Party A is a commercial factoring limited company legally established and validly existing in accordance with Chinese laws and is mainly engaged in factoring (non-bank financing) services.

2. Party B is a limited company legally established and validly existing in accordance with Chinese laws and is mainly engaged in e-commerce, technical consulting, technical services, and business information consulting.

Now both parties plan to enter into strategic cooperation, and Party B intends to rely on its own resources to provide support for the factoring services of cooperation between the two parties in such ways as channel development and customer referral.

Article 2 Scope of Cooperation

Party A entrusts Party B to utilize its own resources to assist Party A in finding high-quality accounts receivable and providing factoring services in certain focused industries (“Focused Industries”). Party B shall provide Party A with various services, including brand promotion, business information and technical consultation, system development and maintenance, due diligence, business risk assessment, etc.

Article 3 Term

The term of this Agreement (the “Term”) is one year. The Agreement shall be automatically renewed for an additional one-year period at the end of each term with an unlimited number of automatic renewals unless written notice of termination is given by either party before the expiry of the Term.

Article 4 Service Fee

1. Fee rate

Party A shall pay Party B a service fee covering all services provided by Party B (the “Service Fee”) based on the following criteria. Unless otherwise agreed upon by both parties, Party B shall not charge Party A any additional fees. The specific calculation method of the Service Fee is as follows:

The Service Fee payable by Party A for a single transaction = The customer’s cumulative consumption amount repaid to Party A * The service fee rate Of which：

(1) The service fee rate of Aixiangjin services (natural person credit consumer loan assets) is 48 percent of the customer price, and the service fee rate of Aifendan services (installment assets in Focused Industries) is 38 percent of the customer price; and

(2) The customer price is subject to the contract specifications signed by the customer and Party A, and the category corresponding to the specific transaction will be separately confirmed by both parties based on the actual transactions; and

(3) In the event of market environment changes or otherwise, both parties may negotiate and adjust the above-mentioned service fee rates, and execute the new rate in the form of a supplementary agreement.

2. Settlement

Party A shall pay the Service Fee to Party B on a monthly basis according to its customer repayment cycle. Both parties shall calculate and reconcile the list and amount of the Service Fee payable by Party A last month.

Article 5 Declaration and Commitment

Both parties declare and promise:

1.	Both parties are legal entities legally established and validly existing;

2.	Both parties are qualified to engage in the cooperation matters hereunder;

3.	Both parties have been internally authorized to enter into the Agreement and to perform their obligations hereunder;

4.	The authorized representative of each party has been fully authorized to sign the Agreement on behalf of the party;

5.	Once signed, the Agreement constitutes a legal and effective binding on both parties; and

6.	No actions of each party hereunder violate the current effective laws and regulations and other relevant provisions in China.

Article 6 Rights and Obligations

1. Rights and obligations of Party A

(1)	Party A has the right to conduct a final review of the risks related to the accounts receivable recommended by Party B as well as the credit status of the debtors of such accounts receivable, and has the final say on the acquisition of such accounts receivable;

(2)	Both parties shall jointly set the factoring service fee rates: For a specific service, Party B shall propose to Party A a service fee rate based on the risks of accounts receivable - if Party A does not raise an objection, it shall be deemed to have accepted the said rate, and if Party A refuses the said rate, Party A may choose another service fee rate recommended by Party B, or both parties re-negotiate to determine a new rate;

(3)	Party A has the right to ask Party B to provide relevant services in accordance with the requirements herein;

(4)	Party A shall pay Party B the Service Fee in full and in time as agreed herein; and

(5)	Party A shall provide necessary assistance and convenience for Party B to complete the services agreed herein.

2.	Rights and obligations of Party B

(1)	Party B is responsible for market research, brand development and promotion, and product design and iteration in connection with the cooperation matters between both parties;

(2)	Party B shall make full use of its own resources to introduce high-quality merchant partners in the Focused Industries confirmed by both parties, recommend Party A’s accounts receivable financing services to such merchant partners, and assist Party A in expanding its business scale and brand influence;

(3)	Party B shall assist Party A in continuously tracking, investigating and managing the business conditions of the merchant partners, create merchant partner profiles, and issue timely risk warnings to badly-managed merchants;

(4)	Party B shall assist Party A in conducting adequate due diligence on the credit status of the debtors of the accounts receivable through third-party data, telephone interviews, on-site visits or otherwise under the premise of having obtained effective authorization, and provide Party A with a credit risk assessment report of the debtors;

(5)	Party B shall assist Party A in confirming the authenticity and validity of the accounts receivable to be acquired, and in collecting and filing relevant documents and materials, such as the identity of the debtors of the accounts receivable to be acquired, and perform its obligations to fully review the authenticity, legality, validity, completeness and accuracy of all of such documents and materials to ensure that their acquisition and provision have been fully authorized;

(6)	After Party A and the transferor of the accounts receivable have reached a cooperation intention, Party B shall assist Party A in handling transfer-related matters, such as transferring corresponding funds, signing and generating contracts, and notifying the debtors of repayment plans;

(7)	After Party A completes the acquisition of the accounts receivable, Party B shall assist Party A in the post-loan management work, specifically including: setting up a customer service line to deal with claims and complaints from debtors; producing and updating the repayment plans and actual repayment data of the debtors; sending repayment reminders to the debtors by phone, SMS or otherwise; assisting Party A in finding professional recovery agencies to dispose of overdue assets; assisting Party A in managing and reviewing the data security and operational compliance of such recovery partners; and collecting and arranging post-loan data of the accounts receivable, analyzing the causes of overdue, carrying out customer satisfaction surveys, and assisting Party A in product optimization and iteration;

(8)	When a debtor claims denial of his/her transactions, complains, or proposes other refund requests to a merchant partner or a non-partner third-party payment institution, Party B shall handle them promptly and properly, and send the results back to Party A;

(9)	If a debtor of the accounts receivable negotiates with a merchant partner to terminate their agreement prematurely, Party B shall assist Party A in calculating the refund amount and dealing with specific refund-related matters;

(10)	Party B promises to conduct regular and irregular business compliance inspections on the agents (if any), merchants and debtors involved in this cooperation project in the course of performing its services so as to prevent its own employees, agents (if any), merchants and debtors or any third party from manipulating to fabricate, alter or forge relevant information and conceal the truth, from organizing or colluding with any third party to misappropriate Party A’s funds or otherwise - if such risks occurs, Party B shall notify Party A of them as soon as possible, and Party A has the right to terminate or suspend the Agreement, while Party B shall assist Party A in recourse against any and all losses caused by the risks that have occurred or may occur, including, but not limited to, freezing the corresponding agent’s profits (if any) so as to reduce Party A’s business losses;

(11)	In order to ensure its service quality, Party B shall invest necessary resources to update and iterate its business systems and risk control models in a timely manner based on the market environment and its service performance;

(12)	Party B shall assist Party A in making necessary transformations and iterative upgrades of its business systems;

(13)	Party B shall arrange personnel to assist Party A in conducting necessary business and system training for Party A’s project personnel concerned;

(14)	Party B shall ensure that no borrower recommended to Party A shall be Party B, or any of shareholders, actual controllers, executives, employees or their relatives of Party B or of any of Party B’s subsidiaries or affiliates; and

(15)	Party B shall not publicize in the name of Party A or Party A’s staff, use any of Party A’s font sizes, names, trademarks, logos or otherwise without authorization, or cause a negative impact on Party A’s goodwill.

Article 7 Confidentiality

1.	After the Agreement takes effect, neither party shall disclose anything in the Agreement to any third party (excluding the employees of both parties on a need-to-know basis) in any form without the written consent of the other party, unless such disclosure is subject to applicable national or local laws and regulations in China or applicable provisions herein, or such disclosure is made to any accountant, lawyer or relevant intermediary agency and its staff who needs to know for the purpose of performing the Agreement. The confidentiality obligations hereunder are not limited by the Term. Either party in breach of its obligations pursuant to this clause shall be held legally liable.

2.	The term is 2 years for the confidentiality obligations under this clause, and such obligations shall survive even after the Agreement is terminated or canceled.

Article 8 Liabilities for Breach of Contract

Either party that violates the Agreement and fails to perform its obligations hereunder shall be deemed to have breached the contract. In addition to continuing to perform its obligations hereunder, the breaching party shall indemnify the other party against any and all losses caused by such breach (including, but not limited to: any and all litigation fees, attorney fees, notary fees, evaluation fees, preservation fees, auction fees and enforcement fees incurred thereof).

Article 9 Termination

Neither party shall unilaterally terminate the Agreement prematurely except for any of the following circumstances:

(1)	Where both parties agree on the premature termination of the Agreement;

(2)	Where one party fails to perform or violates the obligations hereunder and takes no corrective actions on receiving a written reminder from the other party which then has the right to terminate the Agreement prematurely;

(3)	Where one party expressly indicates or takes actions to indicate that it will not perform its obligations hereunder, and the other party may terminate the Agreement prematurely; or

(4)	Where one party loses its subject qualification herein, for example, when it is revoked or enters bankruptcy or liquidation procedures, the other party has the right to terminate the Agreement prematurely, except for reorganization, name change, division or merger with a third party.

Article 10 Miscellaneous

1.	The Agreement shall come into effect when the legal or authorized representatives of both parties sign and affix their official seals.

2.	Both parties may negotiate to sign a supplementary contract for matters not covered herein. The supplementary agreement, after being signed by both parties, has the same legal effect as the Agreement.

3.	The mailing addresses stated at the beginning of the Agreement are the addresses agreed by both parties to serve documents mutually. If one party’s address changes, it shall notify the other party of such a change promptly; otherwise, any document sent by the other party to the previous address shall be deemed to have been served, while any and all adverse consequences arising therefrom shall be borne by the party failing to notify promptly.

4.	The Agreement shall be construed in accordance with the laws of the People’s Republic of China. The establishment, effectiveness, performance, and termination of the Agreement and the rights and obligations of both parties hereunder shall be governed by the laws of the People’s Republic of China. Any disputes in connection with the Agreement shall be negotiated by both parties. If such negotiations fail, either party may bring a lawsuit to the people’s court where the plaintiff is located.

5.	The Agreement is made in duplicate, with each party holding one. Each copy has the same legal effect.

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Party A (Sealed) Qianhai Hengsheng (Shenzhen) [Company Seal Affixed Here] Commercial Factoring Co., Ltd Date: Dec. 22, 2016	Party B (Sealed) Shanghai Fendan Information Technology Co., Ltd [Company Seal Affixed Here] Date: Dec. 22, 2016